Exhibit 3.1

EXECUTION COPY

CATALENT, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Catalent, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on May 16, 2019.

SECOND: This Certificate of Amendment to the Certificate of Designation amends the Certificate of Designation as set forth below, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, and has been adopted and approved by the holders of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share.

THIRD: The definition of “Issue Date” in Article XII of the Certificate of Designation is amended in its entirety to read as follows:

“Issue Date” shall mean May 17, 2019.

FOURTH: Except as expressly modified by this Certificate of Amendment, the Certificate of Designation shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be duly executed by its authorized officer this 10th day of September, 2019.

CATALENT, INC.

By:	/s/ Steven L. Fasman
Name:	Steven L. Fasman
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Certificate of Amendment to Certificate of Designation]